AvStar Aviation Group, Inc. Announces 2011 Revenue Increases Spur on Plans for New Air Routes; Operations from Sheltair-North Commence; Aircraft Charters, LLC Acquisition Update

HOUSTON, Feb. 22, 2011 /PRNewswire/ -- AvStar Aviation Group, Inc. (AvStar) (OTC
US: AAVG) today announced that its wholly owned subsidiary, Twin Air Calypso Limited, Inc., has seen revenue for 2011 increase by 20% over the same period in 2010. This increase, along with its aircraft refurbishment program moving forward, is spurring on the expansion of air routes into the Bahamas. The company is targeting the middle of March 2011 to open the first new routes that will originate from West Palm Beach, Florida. Governmental approvals are being obtained and new schedules are being finalized.

"With our aircraft refurbishment program moving forward, we will soon have additional aircraft available. This additional capacity will allow us to move forward with our plans for West Palm Beach, Florida. We are already seeing revenue increases of 20% in 2011 and these additional routes and aircraft will only help to further increase revenues." said Clayton Gamber, CEO of AvStar Aviation Group, Inc.

In other news:

Twin Air Calypso Limited, Inc. has completed relocating their offices and commenced flight operations from their new facility located in the Sheltair-North complex at the Ft. Lauderdale-Hollywood International Airport.

"Customer acceptance of the new facility has been overwhelmingly positive. This is our first step in a comprehensive effort to move our 50-year history of service to the Bahamas into a new era. New internet based marketing strategies will begin with an interactive website, new routes and a new look to the aircraft are all in the near future," said Clayton Gamber, CEO of AvStar Aviation Group, Inc.

Logistical matters with needed parts for aircraft refurbishment have delayed the closing of AvStar's 35% acquisition of Aircraft Charters, LLC until approximately March 20, 2011.

"While our acquisition of Aircraft Charters, LLC has been postponed we are anxious to complete this acquisition," said Clayton Gamber, CEO of AvStar Aviation Group, Inc.

"With new routes planned, 2011 revenues up 20% over 2010, a new passenger and freight facility, new marketing strategies and additional capacity we are definitely entering a new era in our history," said Clayton Gamber, CEO of AvStar Aviation Group, Inc.

Forward-Looking Statements: Certain statements contained in this release issued by AvStar Aviation Group, Inc. (the "Company") that are not historical facts are "forward-looking" statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, and because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements are statements regarding the intent, belief, or current expectations, estimates, or projections of the Company, its directors, or its officers about the Company and the industry in which it operates and are based on assumptions made by management. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur. When issued in this report, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," and similar expressions are generally intended to identify forward-looking statements.